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                                                                     Exhibit 3.2

                           CERTIFICATE OF AMENDMENT OF
                        AMENDED AND RESTATED CERTIFICATE
                                OF INCORPORATION
                                       OF
                                   iPASS INC.

         MICHAEL MANSOURI hereby certifies that:

         ONE:     The name of this Corporation is iPass Inc. The Corporation was originally incorporated under the name iPass Merger Corporation, and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is February 3, 2000.

         TWO:     He is the duly elected and acting President of the
Corporation.

         THREE:   The Board of Directors of the Corporation, acting in
accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate of Incorporation as follows:

Section IV(C) of the Company's Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

         "C.   One Million Four Hundred Thirty-Nine Thousand Two Hundred Eight
(1,439,208) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). Seven Million Five
Hundred Twenty-Six Thousand Three Hundred Ninety-Seven (7,526,397) shares of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). Three Million Six Hundred Twenty-One Thousand Two Hundred Forty-Six (3,621,246) shares of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Nine Million (9,000,000) shares of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). Six Million Five Hundred Thousand (6,500,000) shares of the authorized Preferred Stock are hereby designated "Series E Preferred Stock" (the "Series E Preferred"). Ten Million (10,000,000) shares of the authorized Preferred Stock are hereby designated "Series F Preferred Stock" (the "Series F Preferred"). One Million Nine Hundred Thirteen Thousand One Hundred Forty Nine (1,913,149) shares of the authorized Preferred Stock remain undesignated (the "Undesignated Preferred"). The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Undesignated Preferred are collectively referred to as the "Preferred Stock.""
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         FOUR:    This Certificate of Amendment of Amended and Restated
Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State
of Delaware by the Board of Directors and the stockholders of the Corporation.
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         IN WITNESS WHEREOF, iPASS INC. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by the President and the Secretary this 1st day of November, 2000.


                                                      iPASS INC.


                                             By:        /s/ Michael Mansouri
                                                      --------------------------
                                                      Michael Mansouri
                                                      President

ATTEST:



By:        /s/  Brett White
         ---------------------------
         Brett White
         Secretary